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                                                                    EXHIBIT 23.4

             [Letterhead of Credit Suisse First Boston Corporation]


                                February 8, 2000


VIA FEDEX

Board of Directors
Technology Solutions Company
205 North Michigan Avenue, Suite 1500
Chicago, IL 60601

                      Consent to Include Fairness Opinion
         in the Information Statement/Prospectus/Registration Statement

Dear Sirs:

We hereby consent to the inclusion of and reference to our opinion, dated January 26, 2000, in the information statement/prospectus included in this Registration Statement on Form S-1 (the "Registration Statement") of eLoyalty Corporation, a Delaware corporation (the "Company") covering the common stock, par value $0.01 per share, of the Company to be distributed to the holders of the common stock, par value $0.01 per share, of Technology Solutions Company on a pro rata basis. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act or the rules and regulations promulgated thereunder.


Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION


By:   /s/ Joe Josephson
     -------------------------
       Name:  Joe Josephson
       Title: Managing Director